Exhibit 10.3

This PURCHASE AGREEMENT (this “Agreement”), dated as of             , 2014, is by and between NextEra Energy Equity Partners, LP, a Delaware limited partnership (the “NEE Equity”), and NextEra Energy Partners, LP, a Delaware limited partnership (the “NEE Partners”).

RECITALS

WHEREAS, NEE Equity owns all             of the outstanding common units (the “Common Units”) of NextEra Energy Operating Partners, LP, a Delaware limited partnership (“NEE Operating LP”);

WHEREAS, in connection with the proposed initial public offering of common units of NEE Partners (the “IPO”), NEE Partners intends to, (1) first, contribute a portion of the net proceeds of the IPO to the capital of NEE Operating LP and, (2) second, use a portion of the net proceeds from the IPO to initially purchase             of the Common Units from NEE Equity on the Closing Date (as defined below) and to purchase up to an additional             of the Common Units from NEE Equity on one or more Option Closing Dates (as defined below) upon the terms and conditions set forth herein; and

WHEREAS, during the Purchase Price Adjustment Period (as defined below), the Aggregate Purchase Price (as defined below) paid by NEE Partners to NEE Equity for the Common Units will be adjusted as set forth herein to the extent that the quarterly distributions NEE Partners receives from NEE Operating LP in respect of its Common Units do not meet certain distribution thresholds.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.	DEFINITIONS

1.1	Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Operating Partnership Agreement.

1.2	“Action” has the meaning set forth under Section 9.2.

1.3	“Adjusted Operating Surplus” means, with respect to any period, (a) Operating Surplus generated with respect to such period (b) less (i) the amount of any net increase in Working Capital Borrowings (or NEE Operating LP’s proportionate share of any net increase in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned) with respect to such period and (ii) the amount of any net decrease in cash reserves (or NEE Operating LP’s proportionate share of any net decrease in cash reserves in the case of Subsidiaries that are not wholly owned) for Operating Expenditures with respect to such period not relating to an Operating Expenditure made with respect to such period, and (c) plus (i) the amount of any net decrease in Working Capital Borrowings (or NEE Operating LP’s proportionate share of any net decrease in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned) with respect to such period, (ii) the amount of any net decrease made in subsequent periods in cash reserves for Operating Expenditures initially established with respect to such period to the extent such decrease results in a reduction in Adjusted Operating Surplus in subsequent periods pursuant to clause (b)(ii) above and (iii) the amount of any net increase in cash reserves (or NEE Operating LP’s proportionate share of any net increase in cash reserves in the case of Subsidiaries that are not wholly owned) for Operating Expenditures with respect to such period required by any debt instrument for the repayment of principal, interest or premium. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus.

1.4	“Aggregate Difference Amount” means (i) the sum of the Quarterly Difference Amounts [and the Liquidation Difference Amount arising within the Purchase Price Adjustment Period] less (ii) the sum of all Purchase Price Adjustments previously paid by NEE Equity, provided that, for each additional Common Unit acquired by NEE Partners, the Aggregate Difference Amount will increase by the Per Unit Difference Amount immediately prior to such acquisition, and for each Common Unit held by NEE Partners that is cancelled in accordance with the Operating Partnership Agreement [(other than in connection with the dissolution or liquidation of NEE Operating LP)] or otherwise disposed of by NEE Partners, the Aggregate Difference Amount will decrease by the Per Unit Difference Amount immediately prior to such cancellation or disposition.

1.5	“Aggregate Purchase Price” means the sum of the Initial Purchase Price and each Option Purchase Price.

1.6	“Closing” means, with respect to the Initial Common Units, the closing of the sale of the Initial Closing Units under this Agreement on the Closing Date and, with respect to the Option Common Units, the closing of the sale of the Option Common Units under this Agreement on each Option Closing Date, provided that, no Closing shall occur if the corresponding sale of NEE Partners Common Units to the IPO Underwriters has not yet occurred.

1.7	“Fully Diluted Weighted Average Basis” means, when calculating the number of Outstanding Units for any period, a basis that includes (a) the weighted average number of Outstanding Units during such period plus (b) all Partnership Interests and Derivative Partnership Interests (i) that are convertible into or exercisable or exchangeable for Units or for which Units are issuable, (ii) whose conversion, exercise or exchange price, if any, is less than the Market Value on the date of such calculation, (iii) that may be converted into or exercised or exchanged for such Units prior to or during the Quarter immediately following the end of the period for which the calculation is being made without the satisfaction of any contingency beyond the control of the holder other than the payment of consideration and the compliance with administrative mechanics applicable to such conversion, exercise or exchange and (iv) that were not converted into or exercised or exchanged for such Units during the period for which the calculation is being made; provided, however, that for purposes of determining the number of Outstanding Units on a Fully Diluted Weighted Average Basis when calculating whether the Purchase Price Adjustment Period has ended, such Partnership Interests and Derivative Partnership Interests shall be deemed to have been Outstanding Units only for the four Quarters that comprise the last four Quarters of the measurement period.

1.8	“Initial Common Units” means the Common Units sold by NEE Equity to NEE Partners on the Closing Date as set forth herein.

1.9	“Initial Purchase Price” has the meaning set forth in Section 2.1(a) of this Agreement.

1.10	“IPO” has the meaning set forth in the recitals.

1.11	“Liens” has the meaning set forth in Section 5.2.

1.12	[”Liquidation Difference Amount” means the excess, if any, of (a) the Target Minimum Liquidating Distribution over (b) the aggregate amount of cash or property distributed to NEE Partners after the Liquidation Date with respect to Common Units held by NEE Partners.][1]

1.13	“NEE Equity” has the meaning set forth in the preamble.

1.14	“NEE Operating LP” has the meaning set forth in the recitals.

1.15	“NEE Partners” has the meaning set forth in the preamble.

1.16	“NEE Partners MQD” means for any Quarter, the product of (i) the Minimum Quarterly Distribution multiplied by (ii) the number of Common Units held by NEE Partners as of the Record Date for such Quarter.

1.17	“Operating Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of NEE Operating LP, as it may be amended, supplemented or restated from time to time.

1.18	“Option Common Units” means a number of Common Units equal to NEE Partners Common Units sold by NEE Partners to the IPO Underwriters on the applicable Option Closing Date.

1.19	“Option Purchase Price” has the meaning set forth in Section 2.1(b) of this Agreement.

1.20	“Per Unit Difference Amount” means the quotient of (i) the Aggregate Difference Amount divided by (ii) the total Common Units held by NEE Partners as of the time of calculation.

1.21	“Purchase Price Adjustment” means a payment equal to the Aggregate Difference Amount, provided that, the Purchase Price Adjustment (i) for any Quarter shall not exceed the Quarterly NEE Equity Distribution, (ii) in the aggregate shall not exceed the Aggregate Purchase Price, (iii) upon any distribution of Capital Surplus, shall not exceed the amount received by NEE Equity in connection with such distribution and (iv) upon any liquidation or dissolution of NEE Operating LP, shall not exceed the amount of distributions received by NEE Equity in connection with such liquidation or dissolution.

1.22	“Purchase Price Adjustment Period” means the period commencing on the Closing Date and expiring on the first to occur of the following dates:

(a)	the first Business Day following the distribution of Available Cash to Partners pursuant to Article VI of the Operating Partnership Agreement in respect of any Quarter beginning with the Quarter ending , 2017 in respect of which (i) (A) distributions of Available Cash from Operating Surplus on each of the Outstanding Common Units and any other Outstanding Units that are senior to or equal in right of distribution to the Common Units with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all Outstanding Common Units and any other Outstanding Units that are senior to or equal in right of distribution to the Common Units in respect of such periods and (B) the Adjusted Operating Surplus for each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units and any other Outstanding Units during such periods calculated on a Fully Diluted Weighted Average Basis, and (ii) the Aggregate Difference Amount is equal to zero.

[1]	Under consideration together with related concepts.

(b)	the first Business Day following the distribution of Available Cash to Partners pursuant to Article VI of the Operating Partnership Agreement in respect of any Quarter beginning with the Quarter ending , 2015 in respect of which (i) (A) distributions of Available Cash from Operating Surplus on each of the Outstanding Common Units and any other Outstanding Units that are senior to or equal in right of distribution to the Common Units with respect to the four-Quarter period immediately preceding such date equaled or exceeded 150% of the Minimum Quarterly Distribution on all of the Outstanding Common Units and any other Outstanding Units that are senior to or equal in right of distribution to the Common Units in respect of such period, and (B) the Adjusted Operating Surplus for the four-Quarter period immediately preceding such date equaled or exceeded 150% of the sum of the Minimum Quarterly Distribution on all of the Common Units and any other Outstanding Units during such period calculated on a Fully Diluted Weighted Average Basis, plus the aggregate payments of the IDR Fee during such period, and (ii) the Aggregate Difference Amount is equal to zero.

(c)	the date on which NEE Partners General Partner is removed as general partner of NEE Partners under circumstances where Cause (as defined in the NEE Partners Partnership Agreement) does not exist; provided that no Units held by NEE Partners General Partner or its Affiliates (as defined in the NEE Partners Partnership Agreement) voted in favor of such removal, and the holders of such Units are not Affiliates of the applicable successor NEE Partners General Partner. Upon expiration of the Purchase Price Adjustment Period in accordance with this Section 1.22(c), the Aggregate Difference Amount will be deemed to equal zero.

1.23	“Quarterly Difference Amount” means, for any Quarter, the excess, if any, of (a) the NEE Partners MQD in respect of such Quarter over (b) the aggregate amount of Available Cash from Operating Surplus distributed with respect to Common Units held by the NEE Partners in respect of such Quarter pursuant to Section 6.4 of the Operating Partnership Agreement

1.24	“Quarterly NEE Equity Distribution” means, for any Quarter, the amount of distributions made by NEE Operating LP on the Common Units held by NEE Equity for such Quarter pursuant to Section 6.4 of the Operating Partnership Agreement.

1.25	“Securities Act” means the U.S. Securities Act of 1933, as amended.

1.26	[”Target Minimum Liquidating Distribution” means the product of (i) the Unrecovered Initial Unit Price immediately prior to the Liquidation Date multiplied by (ii) the number of Common Units held by the NEE Partners immediately prior to the Liquidation Date.]

2.	PURCHASE OF COMMON UNITS

2.1	Upon the terms set forth herein:

(a)	On the Closing Date, (i) NEE Equity will sell, assign, transfer and deliver to NEE Partners all rights, title and interests of NEE Equity in and to the Initial Common Units, and (ii) NEE Partners will (x) accept all such rights, title and interests in and to the Initial Common Units from NEE Equity and (y) pay to NEE Equity an amount per Initial Common Unit equal to the initial public offering price, before underwriting discount and related expenses, of a NEE Partners Common Unit sold by NEE Partners to the IPO Underwriters on such Initial Closing Date (in the aggregate, the “Initial Purchase Price”); and

(b)	On each Option Closing Date, (i) NEE Equity will sell, assign, transfer and deliver to NEE Partners all rights, title and interests of NEE Equity in and to the Option Common Units, and (ii) NEE Partners will (x) accept all such rights, title and interests in and to the Option Common Units from NEE Equity and (y) pay to NEE Equity an amount per Option Common Unit at the same price per unit as the Initial Common Units were sold pursuant to Section 2.1(a) (in the aggregate, the “Option Purchase Price”).

3.	PURCHASE PRICE ADJUSTMENT

3.1	To the extent the Aggregate Difference Amount is greater than zero, NEE Equity will pay to NEE Partners the Purchase Price Adjustment promptly following any distribution by NEE Operating LP on its Common Units of:

(a)	Operating Surplus with respect to any Quarter in the Purchase Price Adjustment Period,

(b)	Capital Surplus made during the Purchase Price Adjustment Period, or

(c)	any cash or property made during the Purchase Price Adjustment Period but on or after the Liquidation Date.

3.2	NEE Equity shall have no right to any return of any Purchase Price Adjustment, including in the event cumulative distributions to NEE Partners of Available Cash from Operating Surplus exceed the sum of the NEE Partners MQDs for each Quarter of NEE Partners’ existence.

4.	CLOSING

4.1	At each Closing, each of NEE Equity and NEE Partners shall take, or cause to be taken, all such actions and shall execute and deliver, or cause to be executed and delivered, all such documents (within its power to do so) required to transfer to NEE Partners all rights, title and interests in and to the Initial Common Units or the Option Common Units, as the case may be.

4.2	At least one Business Day prior to each Closing, NEE Equity shall deliver to NEE Partners instructions designating the account or accounts to which the Initial Purchase Price or any Option Purchase Price shall be deposited by federal funds wire transfer on such Closing.

5.	REPRESENTATIONS AND WARRANTIES

5.1	Organization; Authority; Valid and Binding Agreement. Each of the parties hereby represents and warrants to the other, as of the date hereof and as of the time of each Closing, that (i) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) it has the corporate or other similar power and authority, and has taken all necessary corporate or other similar action, as applicable, to authorize, execute, deliver and perform its obligations under this Agreement, (iii) this Agreement has been duly executed and delivered by it, (iv) this Agreement, when executed and delivered by such party, assuming due execution and delivery hereof by the other party hereto, is a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally and (v) the execution, delivery and performance by it of this Agreement does not (a) require any material governmental filing or governmental approval or any material consent or approval of such party’s stockholders, partners or any other third parties, except for such filings that have been, or will as promptly as reasonably practicable hereafter be, made and such consents or approvals that have been obtained, or will as promptly as reasonably practicable hereafter be sought, or (b) materially violate or conflict with, result in a material breach of, or constitute a material default under any of its organizational documents or any agreements by which it is bound.

5.2	Additional Representations and Warranties of NEE Equity. NEE Equity hereby further represents and warrants to NEE Partners, (i) as of the date hereof and as of the time of each the Closing of the Initial Common Units, that: (a) NEE Equity is the sole owner of, and holds good title to, the Common Units, (b) NEE Equity has the absolute and unrestricted right, power, authority, and capacity to assign, transfer and deliver the Initial Common Units and (b) that the Initial Common Units being sold to NEE Partners at such Closing are free from any encumbrance, mortgage, charge, pledge, lien, option, right to acquire, right of pre-emption, assignment by way of security or similar restriction (collectively, “Liens”) and (ii) as of the time of the Closing of any Option Common Units, that: (a) NEE Equity is the sole owner of, and holds good title to, such Option Common Units being sold to NEE Partners at such Closing, (b) NEE Equity has the absolute and unrestricted right, power, authority, and capacity to assign, transfer and deliver the Option Common Units and (c) such Option Common Units being sold to NEE Partners at such Closing are free from any Liens.

5.3	Additional Representations and Warranties of NEE Partners.

(a)	NEE Partners hereby further represents and warrants, as of the time of each Closing, that NEE Partners shall have available funds sufficient to make the payment of the Initial Purchase Price or any Option Purchase Price, as the case may be, subject to the understanding of the parties hereto that the Initial Purchase Price and any Option Purchase Price shall be funded solely through the proceeds received by NEE Partners from the sale of NEE Partners Common Units to the IPO Underwriters in connection with the IPO.

(b)	NEE Partners further hereby represents and warrants to NEE Equity, as of the date hereof and as of the time of each Closing, that (i) the Common Units it is purchasing under this Agreement are being acquired for its own account and not with a view to any offering or distribution within the meaning of the Securities Act, and any applicable state securities laws, (ii) it has no present intention of selling or otherwise disposing of such Common Units or any portion thereof in violation of such laws, (iii) it has sufficient knowledge and expertise in financial and business matters so as to be capable of evaluating the merits and risks of acquiring such Common Units and (iv) it understands that such Common Units (a) have not been registered under the Securities Act and (b) may not be sold or transferred in the absence of such registration or an exemption from such registration.

5.4	Certain Damages and Remedies. THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY, INDIRECT, SPECIAL, CONSEQUENTIAL OR SIMILAR DAMAGES (INCLUDING LOST PROFITS, LOSS OR CORRUPTION OF DATA OR DAMAGE DUE TO ANY IMPAIRMENT OF OPERATIONS) ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT (INCLUDING ANY ASSIGNMENTS OR TRANSFERS MADE OR RIGHTS GRANTED), WHETHER SUCH CLAIM IS BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF THE SAME.

6.	FURTHER ASSURANCES

6.1	Each of the parties hereto hereby agrees, at its own cost and expense, from and after the date hereof, to do, or cause to be done, all such acts and things, and to execute and deliver, or cause to be executed and delivered, all such documents, notices, instruments and agreements, as may be necessary or desirable to give effect to the provisions and intent of this Agreement.

7.	ENTIRE AGREEMENT

7.1	This Agreement (together with any exhibits, annexes, schedules and the other agreements, documents and instruments (i) incorporated or referenced hereby or delivered in connection herewith or (ii) related to or entered into in connection with the IPO, to the extent relating to the subject matter hereof) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and cancels all previous agreements and understandings, whether written or oral, between the parties with respect to such subject matter.

8.	MISCELLANEOUS

8.1	Counterparts. This Agreement may be executed in counterparts (which may be delivered by facsimile or similar electronic transmission). Each counterpart when so executed and delivered shall be deemed an original, and both such counterparts taken together shall constitute one and the same instrument.

8.2	No Third Party Beneficiaries. This Agreement is not intended to, and does not, confer any legal or equitable rights or remedies hereunder upon any person other than the parties hereto, except as otherwise permitted pursuant to Section 8.4 hereof.

8.3	Transfer of Common Units. During the Purchase Price Adjustment Period, NEE Equity or any permitted transferee may not transfer any of its Common Units to any Person other than to an Affiliate of NEE Equity that agrees to assume the corresponding amount of NEE Equity’s obligations hereunder.

8.4	Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the parties hereto and their respective successors and permitted assigns. This Agreement, including any of the rights or obligations hereunder, shall not be assigned or transferred, in whole or in part, by NEE Partners. However, NEE Equity may assign or transfer any or all of its rights, together with its obligations hereunder, to any Affiliate in conjunction with any transfer of its Common Units to such Affiliate in accordance with Section 8.3 hereof.

8.5	Legal Enforceability. If any provision of this Agreement is fully or in part invalid, illegal or incapable of being enforced by any rule, law or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

8.6	Expenses. Each party shall bear its own expenses in connection with this Agreement, except as otherwise expressly provided herein.

8.7	Amendment, Modification and Waiver. No amendment of any provision of this Agreement shall be effective, unless the same shall be in writing and signed by NEE Equity and NEE Partners (subject to Unit Majority approval as provided under NEE Partners Partnership Agreement). Any failure of a party to comply with any obligation or agreement hereunder may only be waived in writing by the other party, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure by a party to take any action with respect to any breach of this Agreement or default by the other party shall constitute a waiver of such party’s right to enforce any provision hereof or to take any such action.

8.8	Termination. This Agreement shall terminate upon the expiration of the Purchase Price Adjustment Period as set forth herein.

9.	GOVERNING LAW AND JURISDICTION

9.1	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

9.2	Jurisdiction. With respect to any action, claim or proceeding (“Action”) resulting from, relating to or arising out of this Agreement, each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court will not accept jurisdiction, the Supreme Court of the State of New York or any court of competent civil jurisdiction sitting in New York County, New York. In any such Action, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise (i) any claim that it is not subject to the jurisdiction of the above courts, (ii) that its property is exempt or immune from attachment or execution in any such Action in the above-named courts, (iii) that such Action is brought in an inconvenient forum, (iv) that the venue of such Action is improper, (v) that such Action should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such courts. Each of the parties hereto hereby agrees not to commence any such Action other than before one of the above-named courts. Each of the parties hereto also hereby agrees that any final and unappealable judgment against a party in connection with any such Action shall be conclusive and binding on such party and that such judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. The foregoing consent to jurisdiction shall not (a) constitute submission to jurisdiction or general consent to service of process in the State of New York for any purpose except with respect to any Action resulting from, relating to or arising out of this Agreement or (b) be deemed to confer rights on any person other than the respective parties to this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first written above.

NEXTERA ENERGY EQUITY PARTNERS, LP

By:
Name:
Title:

NEXTERA ENERGY PARTNERS, LP

By:
Name:
Title: